Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Revlon, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-116160 and 333-147955) on Form S-3 (No. 333-169223 and 333-141545) of Revlon, Inc. of our report dated February 26, 2016, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ deficiency, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related financial statement schedule, and our report on the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Revlon, Inc.

(signed) KPMG LLP
New York, New York
February 26, 2016